J. C. PENNEY COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
(In millions)	May 2, 2020	May 4, 2019
Total net sales	$1,082	$2,439
Credit income and other	114	116
Total revenues	1,196	2,555

Costs and expenses/(income):
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	813	1,630
Selling, general and administrative (SG&A)	572	856
Depreciation and amortization	135	147
Real estate and other, net	(2)	(5)
Restructuring and management transition (1)	155	20
Total costs and expenses	1,673	2,648
Operating income/(loss)	(477)	(93)
Other components of net periodic pension cost/(income)	(23)	(13)
Net interest expense	75	73
Loss due to discontinuance of hedge accounting	77	—
Income/(loss) before income taxes	(606)	(153)
Income tax expense/(benefit)	(60)	1
Net income/(loss)	$(546)	$(154)
Earnings/(loss) per share - basic	$(1.69)	$(0.48)
Earnings/(loss) per share - diluted	$(1.69)	$(0.48)

(1) Restructuring and management transition includes $139 million and $14 million related to asset impairments for the three months ended May 2, 2020 and the three months ended May 4, 2019, respectively. The impairments for the three months ended May 2, 2020 include impairment of long-lived assets, including lease right of use assets, of $97 million and an impairment of indefinite-lived intangible assets of $42 million.

J. C. PENNEY COMPANY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(Unaudited)

	Three Months Ended
(In millions)	May 2, 2020	May 4, 2019
Net income/(loss)	$(546)	$(154)
Other comprehensive income/(loss), net of tax:
Retirement benefit plans
Reclassification for amortization of prior service (credit)/cost	1	2
Cash flow hedges
Gain/(loss) on interest rate swaps	—	(11)
Reclassification for periodic settlements	—	(2)
Total other comprehensive income/(loss), net of tax	1	(11)
Total comprehensive income/(loss), net of tax	$(545)	$(165)
.

J. C. PENNEY COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 2, 2020	May 4, 2019	February 1, 2020
(In millions, except per share data)
Assets
Current assets:
Cash in banks and in transit	$62	$160	$108
Cash short-term investments	636	11	278
Cash and cash equivalents	698	171	386
Merchandise inventory	2,221	2,477	2,166
Prepaid expenses and other	272	287	174
Total current assets	3,191	2,935	2,726
Property and equipment, net	3,344	3,669	3,488
Operating lease assets	934	917	998
Prepaid pension	138	156	120
Other assets	616	665	657
Total assets	$8,223	$8,342	$7,989

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$579	$842	$786
Other accounts payable and accrued expenses	829	925	931
Current operating lease liabilities	84	84	67
Current portion of finance leases and note payable	—	2	1
Current portion of long-term debt, net	4,884	92	147
Total current liabilities	6,376	1,945	1,932
Noncurrent operating lease liabilities	1,086	1,082	1,108
Long-term debt	—	3,826	3,574
Deferred taxes	48	119	116
Other liabilities	365	336	430
Total liabilities	7,875	7,308	7,160
Stockholders' equity
Common stock (1)	161	158	160
Additional paid-in capital	4,725	4,715	4,723
Reinvested earnings/(accumulated deficit)	(4,215)	(3,553)	(3,667)
Accumulated other comprehensive income/(loss)	(323)	(286)	(387)
Total stockholders’ equity	348	1,034	829
Total liabilities and stockholders' equity	$8,223	$8,342	$7,989

(1) 1.25 billion shares of common stock are authorized with a par value of $0.50 per share. The total shares issued and outstanding were 321.9 million, 316.8 million and 320.5 million as of May 2, 2020, May 4, 2019 and February 1, 2020, respectively.

J. C. PENNEY COMPANY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)

(In millions)	Number of Common Shares	Common Stock	Additional Paid-in Capital	Reinvested Earnings/(Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Total Stockholders' Equity
February 1, 2020	320.5	$160	$4,723	$(3,667)	$(387)	$829
Net income/(loss)	—	—	—	(546)	—	(546)
Discontinuance of hedge accounting					63	63
Other comprehensive income/(loss)	—	—	—		1	1
Stock-based compensation and other	1.4	1	2	(2)	—	1
May 2, 2020	321.9	$161	$4,725	$(4,215)	$(323)	$348

(In millions)	Number of Common Shares	Common Stock	Additional Paid-in Capital	Reinvested Earnings/(Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Total Stockholders' Equity
February 2, 2019	316.1	$158	$4,713	$(3,373)	$(328)	$1,170
ASC 842 (Leases) and ASU 2018-02 (Stranded Taxes) adoption (See Note 2)	—	—	—	(26)	53	27
Net income/(loss)	—	—	—	(154)	—	(154)
Other comprehensive income/(loss)	—	—	—	—	(11)	(11)
Stock-based compensation and other	0.7	—	2	—	—	2
May 4, 2019	316.8	$158	$4,715	$(3,553)	$(286)	$1,034

J. C. PENNEY COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
(In millions)	May 2, 2020	May 4, 2019
Cash flows from operating activities:
Net income/(loss)	$(546)	$(154)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	139	15
Net gain on sale of operating assets	—	(4)
Discontinuance of hedge accounting	77	—
Depreciation and amortization	135	147
Benefit plans	(22)	(14)
Stock-based compensation	2	2
Deferred taxes	(60)	(3)
Change in cash from:
Inventory	(55)	(40)
Prepaid expenses and other assets	(98)	(98)
Merchandise accounts payable	(207)	(5)
Income taxes	(1)	3
Accrued expenses and other	(178)	(54)
Net cash provided by/(used in) operating activities	(814)	(205)
Cash flows from investing activities:
Capital expenditures	(33)	(71)
Proceeds from sale of operating assets	—	8
Net cash provided by/(used in) investing activities	(33)	(63)
Cash flows from financing activities:
Proceeds from borrowings under the credit facility	1,950	408
Payments of borrowings under the credit facility	(771)	(290)
Payments of finance leases and note payable	(1)	(1)
Payments of long-term debt	(19)	(11)
Net cash provided by/(used in) financing activities	1,159	106
Net increase/(decrease) in cash and cash equivalents	312	(162)
Cash and cash equivalents at beginning of period	386	333
Cash and cash equivalents at end of period	$698	$171